Exhibit 99.1

FOR IMMEDIATE RELEASE

Tower International Investigating

Potential Sale of European Operations

LIVONIA, Mich., November 10, 2015 – Tower International, Inc. [NYSE: TOWR], a leading global manufacturer of engineered automotive structural metal components and assemblies, today announced plans to investigate the potential sale of Tower Europe.

“The time is right to evaluate whether the sale of Tower Europe could provide significant additional value for shareholders, as well as benefitting customers and colleagues by strengthening the remaining businesses in Europe and North America,” said President and CEO Mark Malcolm.

Four key potential shareholder benefits were cited if a sale were to occur:

•	Demonstrate through sum-of-the-parts valuation what the Company believes is a major disconnect between TOWR’s present stock price and the Company’s intrinsic value;

•	Focus shareholders on a Tower North America business with strong growth, profit margin, and cash flow comparable to or better than other auto parts companies that have significantly higher valuation multiples;

•	Result in a very strong Tower balance sheet; and

•	Provide Tower the financial flexibility to invest in additional accretive growth and/or to buy back stock.

Revenue for Tower Europe is projected at approximately $650 million for full year 2015. Excluding allocated U.S. corporate cost, adjusted EBITDA is projected at about $70 million. Tower Europe is headquartered in Germany, and has a good manufacturing footprint, with factories in Germany, Slovakia, Poland, Czech Republic, Italy, and Belgium. Tower believes its European Operations have competitive cost, quality, and technology. The top ten vehicle platforms in terms of revenue include a good cross-section of customer brands, including Porsche, Mercedes, Volvo, VW, Fiat, BMW, and Skoda.

Tower North America, which is larger in size and market share than Tower Europe, is experiencing accelerating revenue and profit growth. Revenue is presently projected to grow by about 9% percent annually over the next two years, from $1.135 billion in 2015 to a projected $1.35 billion in 2017, largely reflecting previously announced new business awards. Adjusted EBITDA is projected to increase by about 24% in total during this two-year period, to $165-$170 million in 2017, representing an adjusted EBITDA margin of about 12-12.5%. Barring further organic growth opportunities, unlevered adjusted free cash flow is presently projected to increase to about 5% of revenue in 2017.

Tower anticipates that a decision to sell or retain its European Operations will be made by late First Quarter 2016. J.P. Morgan Securities LLC is acting as Tower’s adviser.

Tower to Host Conference Call Today at 11 a.m. EST

Tower will discuss these business developments and other related matters in a conference call today at 11 a.m. EST. Participants may listen to the audio portion of the conference call either through a live audio webcast on the Company’s website or by telephone. The slide presentation and webcast can be accessed via the investor relations portion of Tower’s website www.towerinternational.com. To dial into the conference call, domestic callers should dial (866) 393-4576, international callers should dial (706) 679-1462. An audio recording of the call will be available approximately two hours after the completion of the call. To access this recording, please dial (855) 859-2056 (domestic) or (404) 537-3406 (international) and reference Conference I.D. #78065109. A webcast replay will also be available and may be accessed via Tower’s website.

Non-GAAP Financial Measures

This press release includes the following non-GAAP financial measures: “adjusted EBITDA”, “adjusted EBITDA margin”, and “adjusted free cash flow”. We define adjusted EBITDA as net income / (loss) before interest, taxes, depreciation, amortization, restructuring items and other adjustments. Adjusted EBITDA margin represents adjusted EBITDA divided by revenues. Adjusted free cash flow is defined as cash provided by operating activities less cash disbursed for purchases of property, plant and equipment, excluding cash received or disbursed for customer tooling. We use adjusted EBITDA, adjusted EBITDA margin, and adjusted free cash flow as supplements to information provided in accordance with generally accepted accounting principles (“GAAP”) in evaluating our business and they are included in this press release because they are principal factors upon which our management assesses performance. These measures should not be considered as alternatives for the most directly comparable financial measures calculated in accordance with GAAP. Other companies in our industry may define these non-GAAP measures differently than we do and, as a result, these non-GAAP measures may not be comparable to similarly titled measures used by other companies in our industry; and certain of our non-GAAP financial measures exclude financial information that some may consider important in evaluating our performance. Given the inherent uncertainty regarding special items and other expense in any future period, a reconciliation of forward-looking financial measures to the most directly comparable financial measures calculated and presented in accordance with GAAP is not feasible. The magnitude of these items, however, may be significant.

Forward-Looking Statements and Risk Factors

This press release contains statements which constitute forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, including but not limited to statements regarding the possibility of a sale of Tower Europe, potential benefits from a sale of Tower Europe, the possibility of accretive growth or stock buybacks and projected revenue, adjusted EBITDA, adjusted EBITDA margin and adjusted free cash flow. The forward-looking statements can be identified by words such as “anticipate,” “believe,” “plan,” “estimate,” “expect,” “intend,” “project,” “target,” and other similar expressions. Forward-looking statements are made as of the date of this press release and are based upon management’s current expectations and beliefs concerning future developments and their potential effects on us. Such forward-looking statements are not guarantees of future performance. The following important factors, as well as risk factors described in our reports filed with the SEC, could cause our actual results to differ materially from estimates or expectations reflected in such forward-looking statements:

•	global automobile production volumes;
•	the financial condition of our customers and suppliers;
•	our ability to make scheduled payments of principal or interest on our indebtedness and comply with the covenants and restrictions contained in the instruments governing our indebtedness;
•	our ability to refinance our indebtedness;
•	risks associated with our non-U.S. operations, including foreign exchange risks and economic uncertainty in some regions;
•	any increase in the expense and funding requirements of our pension and other postretirement benefits;
•	our customers’ ability to obtain equity and debt financing for their businesses;
•	our dependence on our largest customers;
•	pricing pressure from our customers;
•	work stoppages or other labor issues affecting us or our customers or suppliers;
•	our ability to integrate acquired businesses;
•	risks associated with business divestitures including volatility in the capital markets, the capacity of potential bidders to finance transactions and the difficulty of predicting the outcome of negotiations; and
•	costs or liabilities relating to environmental and safety regulations.

We do not assume any obligation to update or revise the forward-looking statements contained in this press release.

Contact:

Derek Fiebig

Executive Director, Investor & External Relations

(248) 675-6457

fiebig.derek@towerinternational.com